NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE
BROWN-FORMAN STOCKHOLDERS ELECT DIRECTORS
Approve Executive Compensation; Cash Dividend Declared

LOUISVILLE, KY, JULY 27, 2017 - Brown-Forman Corporation’s (NYSE:BFA, BFB) shareholders met today at the regularly scheduled annual meeting of stockholders and elected the slate of directors recommended by the Board of Directors as submitted in the company’s 2017 Proxy Statement. They also approved the company’s executive compensation plan on a nonbinding advisory basis, and approved the Board’s recommendation to have future advisory votes on executive compensation every three years.

Geo. Garvin Brown IV, chairman of the Board of Directors, thanked the company's shareholders for re-affirming their commitment to the company’s long-term strategy. Mr. Brown also congratulated Brown-Forman Chief Executive Officer Paul Varga for his continued stewardship of the company’s values, and leadership of its success, noting that the company’s ten year track record is a direct reflection of Mr. Varga’s ten years as corporate CEO.

In remarks at the annual meeting, Paul Varga told stockholders that the company experienced another year of solid results in fiscal 2017, with underlying operating income up 7% over the previous year, led by Jack Daniel’s and the company’s premium American whiskey portfolio. He also underscored the consistency of Brown-Forman’s performance over the last decade, the current American whiskey category momentum, the large remaining global expansion opportunity, and the importance of investment and innovation in seizing it.

“We continue to believe in the global growth potential for our premium portfolio of brands, most notably for Jack Daniel’s and our American Whiskeys. Accordingly, we intend to innovate and invest against that opportunity with the aim of producing excellent long-term returns for shareholders,” Varga said.

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of 18.25 cents per share on the Class A and Class B common stock. Stockholders of record on September 7, 2017, will receive the cash dividend on October 2, 2017. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 72 consecutive years and will have increased the regular cash dividend for 33 consecutive years.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane.  Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.